RF INDUSTRIES, LTD.	For Immediate Release
RF Connector & Cable Assembly / RF Wireless
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: James Doss, President (858) 549-6340 rfi@rfindustries.com

RF Industries Reports Preliminary Unaudited Results for Q4
and FY 2011; Provides Guidance for FY 2012

Fourth Quarter and Full Year 2011 Revenue Both Increased 19% Year over Year

Company Provides Guidance for $24 to $26 million in Revenue
and Earnings of $0.27 to $0.30 Per Diluted Share in FY 2012

SAN DIEGO, CALIFORNIA, January 9, 2012 . . . RF Industries Ltd. (NASDAQ:RFIL) today announced preliminary unaudited financial results for the fiscal quarter and year ended October 31, 2011, and provided financial guidance for the coming fiscal year.
For the fourth quarter ended October 31, 2011, preliminary unaudited revenues increased to approximately $5.95 million, up 19% over the comparable fourth quarter of fiscal 2010.  The Company expects to realize an unaudited net loss in the fourth quarter of fiscal 2011 of approximately $50,000, compared to net income of $435,000 in the fourth quarter of fiscal 2010.  The quarterly loss was due to a decrease in revenues in the Company's RF Connector and Cable Assemblies divisions, plus certain one-time costs and professional fees totaling approximately $167,000 incurred in connection with both the acquisition of Cables Unlimited and the resolution of certain shareholder issues.  The Company also realized approximately $60,000 of non-cash depreciation and amortization charges related to the tangible and intangible assets that the Company acquired in the Cables Unlimited transaction.
For the fiscal year ended October 31, 2011, preliminary unaudited revenues increased to $19.4 million, up 19% compared to revenues in fiscal year 2010.  Preliminary unaudited net income was $773,000 in fiscal 2011, compared with net income of $1,220,000 in fiscal 2010.  Additional one-time costs of approximately $798,000, associated with the acquisition of Cables Unlimited and the resolution of certain shareholder issues, significantly increased the Company's general and administrative expenses, compared with the prior fiscal year ended October 31, 2010.  Net income was also affected by the addition of approximately $139,000 of non-cash depreciation and amortization charges relating to the acquired Cables Unlimited tangible and intangible assets.
The Company expects to report fully audited results for fiscal 2011 during the last week of January, 2012.

RF Industries Provides Guidance for Fiscal 2012
"We believe that the anticipated results of our continuing business, combined with additional results of our new Cables Unlimited division that we acquired in June of 2011 and revenues to be received by our Radiomobile division under its recently announced contract with the Los Angeles County Fire Department, will result in record revenues for the fiscal year ending October 31, 2012," said Howard Hill, Chief Executive Officer of RF Industries.  "Based on preliminary order indications from our RF cable and connector clients and the anticipated results of Cables Unlimited and Radiomobile, we are providing guidance for annual sales of $24 to $26 million and earnings of approximately $0.27 to $0.30 per diluted share in the current fiscal year," said Howard Hill, Chief Executive Officer of RF Industries.

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7610 Miramar Road, San Diego, CA 92126-4202 • (858) 549-6340 • (800) 233-1728 • FAX (858) 549 6345
E-mail: rfi@rfindustries.com  •  Internet: www.rfindustries.com

RF Industries Reports Preliminary Unaudited Results for the Fourth Quarter and Fiscal Year
January 9, 2012
Page Two

About RF Industries
RFI manufactures, designs and distributes Radio Frequency (RF) connectors and cable assemblies, medical cabling products, RF wireless products, and fiber optic cable products.  Coaxial connectors, cable assemblies and custom microwave RF connectors are used for Wi-Fi, PCS, radio, test instruments, computer networks, antenna devices, aerospace, OEM and Government agencies.  Medical Cabling and Interconnector products are specialized custom electrical cabling products for the medical equipment monitoring market.  RF Wireless products include digital data transceivers for industrial monitoring, wide area networks, GPS tracking and mobile wireless network solutions.  Fiber optic cable, connector and harness products serve computer, aerospace, computer networking and specialty applications.

Forward-Looking Statements
This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the operations of the Cables Unlimited division which was acquired in June 2011; unexpected difficulties or delays in implementing the new wireless system upgrade to the Los Angeles County Fire Department's existing remote communications equipment; and the Company's reliance on certain distributors for a significant portion of anticipated revenues.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov), including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

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7610 Miramar Road, San Diego, CA 92126-4202 • (858) 549-6340 • (800) 233-1728 • FAX (858) 549 6345
E-mail: rfi@rfindustries.com  •  Internet: www.rfindustries.com